Exhibit 23.4

Consent of Independent Auditors
The Board of Directors
Kennedy-Wilson Holdings, Inc.:
We consent to the incorporation by reference in the registration statement No. 333-164928 on Form S-8 and registration statements No. 333-164926, 333-174742, 333-175002 and 333-175559 on Form S-3 of Kennedy-Wilson Holdings, Inc. of our report dated March 11, 2011, with respect to the combined statements of financial condition of KW Property Fund III, L.P. and KW Property Fund III (QP-A), L.P. including the combined schedule of investments, as of December 31, 2010, and the related combined statements of operations, partners' capital and cash flows for the year then ended, which report appears in the December 31, 2011 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.

/s/ KPMG LLP
Los Angeles, California
March 13, 2012